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                                                                   EXHIBIT 23.1




                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Selected Historical Consolidated Financial Information" and "Experts" in the Registration Statement (Form S-4) and related Prospectus of IMC Global Inc. for the registration of 32,885,043 shares of its Common Stock, 8,623,269 Warrants, and 32,885,043 Preferred Stock Purchase Rights and to the incorporation by reference therein of our report dated July 23, 1997, except for Note 22, as to which the date is September 5, 1997, with respect to the consolidated financial statements of IMC Global Inc. included in its Annual Report on Form 10-K for the year ended June 30, 1997, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
November 17, 1997